Schedule 14A Information required in proxy statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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Longview Fibre Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LONGVIEW FIBRE COMPANY

300 Fibre Way
P. O. Box 639
Longview, Washington 98632

Notice of Annual Meeting of Shareholders

To The Shareholders of Longview Fibre Company:

Notice is hereby given that the Annual Meeting of Shareholders of Longview Fibre Company (the "Company") will be held at 10:00 a.m., local time, on Tuesday, March 15, 2005, at The Monticello Hotel, 1405 17th Avenue, Longview, Washington 98632, for the following purposes:

(1)  To elect three Class III directors;

(2)  To transact such other business as may properly come before the meeting.

Only shareholders of record on the books of the Company at the close of business on January 19, 2005 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

L. J. McLaughlin
Senior Vice President-Finance,
Secretary and Treasurer

Longview, Washington
February 4, 2005

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped and addressed envelope. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner set forth in the accompanying Proxy Statement.

LONGVIEW FIBRE COMPANY

__________________________

PROXY STATEMENT
__________________________

INFORMATION REGARDING PROXIES

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Longview Fibre Company (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, March 15, 2005 at 10:00 a.m., local time, at The Monticello Hotel, 1405 17th Avenue, Longview, Washington 98632 and at any adjournments thereof. Only shareholders of record on the books of the Company at the close of business on January 19, 2005 (the "Record Date") will be entitled to notice of and to vote at the meeting. The cost of this solicitation will be borne by the Company.

It is anticipated that these proxy solicitation materials and a copy of the Company's 2004 Annual Report will be sent to shareholders on or about February 4, 2005.

If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted as set forth therein. In the absence of instructions to the contrary, such shares will be voted for the election of the nominees for election as Class III directors set forth herein. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to L. J. McLaughlin, Senior Vice President-Finance, Secretary and Treasurer of the Company, by executing another proxy dated as of a later date or by voting in person at the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The only voting securities of the Company are shares of Common Stock, $1.50 ascribed value (the "Common Stock"), each of which is entitled to one vote. At the Record Date, there were issued and outstanding 51,076,567 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting. Under Washington law and the Company's charter documents, if a quorum is present, the three nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting of Shareholders shall be elected directors. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of calculating a quorum, but will otherwise have no effect on the election of directors.

Information concerning beneficial ownership of the Common Stock by Robert B. Arkell, who serves as the Company's Senior Vice President-Industrial Relations and General Counsel, and is currently a director not standing for reelection, Richard J. Parker, who serves as the Company's Senior Vice President-Production and Mill Manager, Ken D. Gettman, who serves as the Company's Senior Vice President-Container Group, all directors and executive officers as a group, and persons known to the Company to be the beneficial owners of more than 5% of its outstanding shares of Common Stock is set forth below. R. P. Wollenberg is no longer an executive officer but remains an employee of the Company and is a director not standing for reelection.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	% of Class

Robert B. Arkell, Senior Vice President-	5,103	*
Industrial Relations and General Counsel

Richard J. Parker, Senior Vice President-	1,931	*
Production and Mill Manager

Ken D. Gettman, Senior Vice President-	5,958	*
Container Group

Directors and executive officers as a group (15 persons)	3,274,706	6.4%

Dimensional Fund Advisors Inc. (1) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,242,600	6.3%

((1)   Based on a Schedule 13G dated February 6, 2004 by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, Dimensional has sole voting and sole dispositive power with respect to 3,242,600 shares.

ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of ten directors divided into three classes: Class I, Class II and Class III. Each class is to be as nearly equal in number as possible. At the 2005 Annual Meeting, the size of the Board of Directors will be reduced to nine directors with three Class III directors being elected to serve for terms of three years each expiring in the year 2008. The remaining six directors are divided into two classes of three Class I directors and three Class II directors whose terms expire in 2006 and 2007, respectively. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Bylaws of the Company.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the three nominees to the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

The Board of Directors recommends a vote "for" each of the Class III nominees.

The following table sets forth certain information, as of the Record Date, concerning nominees for election at the 2005 Annual Meeting and the other directors of the Company. The names of nominees are listed under the heading "Nominees For Election" and continuing members of the Board of Directors are listed under the heading "Directors Whose Terms Continue." This table also sets forth information concerning the shares of Common Stock beneficially owned by the continuing directors, nominees and each executive officer named in the Summary Compensation Table, other than Robert B. Arkell, Richard J. Parker and Ken D. Gettman. Each of the persons listed below has been employed in the capacity indicated for the past five years except as noted below.

NOMINEES FOR ELECTION
Class III Directors
(Terms to Expire in 2008)

				Amount and
		Principal Occupation and	Served as	Nature of
		Directorships of Other	Director	Beneficial
Names	Age	Public Companies	Since	Ownership	% of Class

Lisa J. McLaughlin (1)	49	Senior Vice President-Finance, Secretary and Treasurer	--	616	*

M. Alexis Dow, CPA	55	Elected Auditor, Metro Regional Government, Oregon 1995	1988	1,000	*

Michael C. Henderson (2)	58	Chairman, Albina Community Bancorp and Albina Community Bank, Portland, Oregon	2001	1,000	*

DIRECTORS WHOSE TERMS CONTINUE
Class I Directors
(Terms to Expire in 2006)

				Amount and
		Principal Occupation and	Served as	Nature of
		Directorships of Other	Director	Beneficial
Names	Age	Public Companies	Since	Ownership	% of Class

David A. Wollenberg (3)(4)(5)	57	President, The Cortana Corporation (real estate investment), Menlo Park, California	1979	241,725	*

David L. Bowden	69	Retired Senior Vice President-Timber, Longview Fibre Company	1990	27,405	*

Richard H. Wollenberg (3)(6)(7)	51	President, Chief Executive Officer and Chairman of the Board	1995	424,251	*

Class II Directors
(Terms to Expire in 2007)

Robert E. Wertheimer (8)	76	Retired Executive Vice President, Longview Fibre Company	1956	1,247,869	2.4%

John R. Kretchmer	46	Chief Executive Officer and Director, American Licorice Company, Bend, Oregon	1997	6,000	*

Robert A. Kirchner (9)	68	Retired President, Kalama Chemical, Kalama, Washington	2004	5,000	*

*Does not exceed 1%.

(1)	Mrs. McLaughlin previously served as a member of the Board of Directors of the Company from May 1992 until March 2004.

(2)	M. C. Henderson has been the Chairman of Albina Community BanCorp, a bank holding company, and Albina Community Bank since 1995. Mr. Henderson was also the Chief Executive Officer of H2F Media, Inc., a software development company, from June 2000 through June 2001. Prior to and during that time, Mr. Henderson served as Chief Executive Officer of Pinemeadow Group, a manufacturer of consumer products, from June 1998 through April 2001. Mr. Henderson served as President and Chief Executive Officer of PacifiCorp Holdings, Inc. from January 1996 through February 1998.

(3)	D. A. Wollenberg is the brother of R. H. Wollenberg.

(4)	Includes 44,740 shares beneficially owned by members of D. A. Wollenberg's immediate family, as to which shares Mr. Wollenberg disclaims any beneficial interest.

(5)	Does not include 1,764,430 shares owned by The Wollenberg Foundation of which D. A. Wollenberg is one of three trustees and shares the power to vote the shares held by the Foundation.

(6)	Effective March, 2004, R. H. Wollenberg was elected Chairman of the Board. In November 2002, R. H. Wollenberg was elected Chief Executive Officer and continues to hold the office of President. R. H. Wollenberg was elected President and Chief Operating Officer effective October 1, 2001. Mr. Wollenberg previously served as Executive Vice President from January 2001 through September 2001, and as Senior Vice President-Production, Western Container Division, from January 1995 through December 2000.

(7)	Includes 130,680 shares beneficially owned by members of R. H. Wollenberg's immediate family, as to which shares Mr. Wollenberg disclaims any beneficial interest.

(8)	Includes 670,350 shares beneficially owned by R. E. Wertheimer in his capacity as trustee for two trusts for the benefit of his family members and 1,000 shares beneficially owned by members of Mr. Wertheimer's immediate family, as to which shares Mr. Wertheimer disclaims any beneficial interest.

(9)	R. A. Kirchner served as President of Kalama Chemical, a manufacturer and marketer of intermediate and specialty chemicals, from 1980 to April of 2000, when he retired from the company. Mr. Kirchner served on the Board of Twin City Bank, Longview, Washington, 2001 and 2002.

Board of Directors and Committees

Independence

The Board of Directors has determined that M. A. Dow, J. R. Kretchmer, M. C. Henderson, R. E. Wertheimer and R. A. Kirchner are independent in accordance with applicable New York Stock Exchange listing standards.

Board Attendance and Fees

The Board of Directors of the Company held seven meetings during the fiscal year ended October 31, 2004. All directors attended at least 75% of all meetings of the Board of Directors and committees to which he or she was assigned that were held during fiscal year 2004.

For 2004, directors who are not officers of the Company received an annual fee of $25,000; the Audit Committee chairperson received an annual fee of $5,000; and other committee chairpersons received an annual fee of $2,500. In addition, committee members received a fee of $1,000 per meeting attended in person. The Company reimburses directors for reasonable out-of-pocket expenses when incurred.

Executive Committee

The Board of Directors has an Executive Committee that acts for the Board in circumstances determined from time to time by the Board, subject to certain limitations set forth in the Executive Committee's charter and the Bylaws of the Company. The Executive Committee's written charter is available in the Investor Relations section of the Company's web site at www.longviewfibre.com.

For fiscal year 2004, the Executive Committee was comprised of R. P. Wollenberg, Chairman Emeritus; R. E. Wertheimer, retired Executive Vice President of the Company; D. L. Bowden, retired Senior Vice President of the Company; and R. H. Wollenberg, President, Chief Executive Officer and Chairman of the Board.

Compensation Committee

In January 2004, the Board of Directors formed a Compensation Committee and adopted a Compensation Committee charter, which is available in the Investor Relations section of the Company's web site at www.longviewfibre.com. The Compensation Committee reviewed and evaluated the Chief Executive Officer's goals and performance and determined the Chief Executive Officer's compensation level. In addition, the Compensation Committee established and recommended to the Board of Directors for its approval, in consultation with the Company's Chief Executive Officer, compensation for other executive officers and oversaw other compensation plans, policies and programs of the Company. The Compensation Committee is comprised of J. R. Kretchmer, M. C. Henderson and R. A. Kirchner, each of whom is independent in accordance with applicable New York Stock Exchange listing standards. The Compensation Committee held nine meetings during fiscal year 2004.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee that, in addition to other purposes set forth in its charter or conferred upon the Committee by the Board of Directors: identifies individuals qualified to become Board members and recommends to the Board director nominees for the next annual meeting of shareholders; develops and recommends to the Board corporate governance principles and policies for adoption by the Company; and oversees the evaluation of the Board and management of the Company.

The Nominating and Corporate Governance Committee's written charter that governs its activities is available in the Investor Relations section of the Company's web site at www.longviewfibre.com.

The Nominating and Corporate Governance Committee met once during fiscal year 2004 to recommend nominees for election to the Board of Directors. The Committee consists of M. C. Henderson and M. A. Dow, both of whom are independent in accordance with applicable New York Stock Exchange listing standards.

Audit Committee

The Board of Directors has an Audit Committee that assists the Board of Directors' oversight of the integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the independent registered public accounting firm's qualifications and independence; and the performance of the Company's internal audit function and independent registered public accounting firm. Among the Audit Committee's specific duties, the Audit Committee is responsible for the retention and compensation of the Company's independent registered public accounting firm, including the approval of audit and non-audit fees; the evaluation of the independent registered public accounting firm's qualifications, performance and independence; the review of the Company's financial statements and disclosure; a periodic assessment of accounting practices and policies and risk management; the review of the Company's internal audit function; and other legal compliance. The Board of Directors has adopted a written Audit Committee Charter that is available in the Investor Relations section of the Company's web site at www.longviewfibre.com. The Audit Committee evaluates annually the Audit Committee Charter and recommends any amendments to the Board of Directors. The Audit Committee consists of four directors, M. A. Dow, J. R. Kretchmer, M. C. Henderson and R. A. Kirchner, none of whom is an employee of the Company. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with applicable New York Stock Exchange listing standards and SEC rules and regulations, and meets the requirements for both director independence and audit committee independence. The Board of Directors has determined that M. A. Dow, J. R. Kretchmer and M. C. Henderson are Audit Committee financial experts. No member of the Audit Committee serves on more than three audit committees, including the Company's Audit Committee. The Audit Committee held nine meetings during fiscal year 2004.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company's independent registered public accounting firm. Engagements for proposed services either may be separately pre-approved by the Audit Committee ("separate pre-approval") or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as the Audit Committee is informed on a timely basis of any engagement entered into on that basis ("general pre-approval"). General pre-approval is typically provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require separate pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC's rules on auditor independence and all other applicable laws and regulations.

The Audit Committee pre-approved all fees paid to the Company's independent registered public accounting firm in fiscal year 2004. A summary of the fees paid to the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, for services in fiscal years 2004 and 2003 is as follows:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2004	$258,824	$ 4,200	$0	$0
2003	$271,509	$34,425	$0	$6,500

For fiscal year 2004, Audit-Related Fees of $4,200 were incurred to evaluate certain of the Company's financial accounting practices.

For fiscal year 2003, Audit-Related Fees of $34,425 were incurred for audit work associated with the Company's 401(k) plans and trusts. All Other Fees of $6,500 were incurred for a Sarbanes-Oxley §404 review. No fees were incurred for Tax services.

Nomination Process

The Nominating and Corporate Governance Committee has generally identified director nominees based on suggestions by directors and executive officers. The Committee will consider nominees from other sources, including shareholders. The Committee does not have a formal policy for consideration of shareholder proposed nominees since it believes that the informal consideration process has been adequate given the historically small number of shareholder nomination proposals. The Committee intends to review periodically whether it should adopt a formal policy. Once an individual has been identified as a prospective nominee, the Nominating and Corporate Governance Committee will determine the appropriate steps it should take to review the prospective nominee based on how familiar the Committee already is with the individual and other available factors.

If a shareholder wishes to suggest a proposed nominee for the Nominating and Corporate Governance Committee's consideration, the name of that nominee and related information set forth in Article III of the Company's Bylaws should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least 90 days before the next annual meeting to assure time for meaningful consideration by the Committee. Any shareholder submitting a proposed nomination should otherwise follow the procedures outlined in the Company's Bylaws. No candidate for Board membership has been put forth for election at the 2005 Annual Meeting by any of our large, long-term shareholders.

The Committee has the authority under its charter to retain a search firm to assist it in identifying potential director candidates. No search firm was retained in the past fiscal year.

Although the Committee considers the entirety of each proposed nominee's credentials and does not have any specific minimum qualifications, the Committee has established director selection guidelines to assist it in evaluating a proposed director nominee. These guidelines are attached to the Committee's charter and include both qualification and Board composition criteria. Qualification criteria generally include:

•    personal and professional integrity and willingness to act in the best interest of the Company;
•    willingness not to engage in activities that may create a conflict of interest;
•    policy-making experience;
•    long-term commitment to the Company; and
•    willingness to devote sufficient time to fulfill Board duties and responsibilities.

Composition criteria are reviewed in light of the overall make-up of the Board and generally include:

•    independence;
•    relevant professional experience and industry knowledge;
•    leadership qualities and prior Board experience;
•    diversity and non-business experience; and
•    other relevant factors included in corporate governance-related guidelines.

Interested Party Communication with Directors

Interested parties who wish to communicate with the Board of Directors or with a particular director, including the presiding director or the non-management directors as a group, may send a letter to the Secretary of the Company at P.O. Box 639, Longview, Washington 98632-7411. Any communication should clearly specify that it is intended to be made to the entire Board of Directors or to one or more particular director(s). The independent directors (all of whom are also non-management directors and who constitute a majority of the non-management directors) have approved procedures by which they and the other members of the Board of Directors receive these communications from shareholders. The procedures provide that the Secretary of the Company receives and reviews interested party correspondence, and relays the communication to the appropriate director, unless the communication meets specific criteria for non-delivery in the approved procedures (e.g., the communication does not relate to the Company, it is an advertisement or is frivolous). All interested party communication is summarized for the applicable director and retained for at least one year for access by the director.

Shareholder proposals or nominees for the Board of Directors must be made in accordance with the procedures set forth under "Nomination Process" above or "Shareholder Proposals for the 2006 Annual Meeting of Shareholders" below, and not the procedures set forth in the preceding paragraph.

Although the Company does not have a policy on director attendance at the Annual Meeting, directors are encouraged to do so. At the 2004 Annual Meeting of Shareholders, nine of the ten incumbent directors attended in person.

Additional Corporate Governance

The Board of Directors and Company are committed to good corporate governance practices. The Company's Code of Business Conduct and Ethics requires management and employees to abide by high standards of business conduct and ethics. The Company's Corporate Governance Guidelines provide a framework for the governance of the Company that focuses on the accuracy and integrity of the Company's financial reports and corporate governance practices. The code and the guidelines are available in the Investor Relations section of the Company's web site at www.longviewfibre.com. In addition, the Board has adopted a Code of Ethics for its Chief Executive Officer and financial officers to establish clear policies to ensure, to the greatest possible extent, the integrity of the Company's financial reporting and legal compliance, and the code is available in the Investor Relations section of the Company's web site at www.longviewfibre.com.

Our non-management directors will hold periodic executive sessions without management's presence. The non-management directors determined that the position of presiding director would be rotated annually amongst the chairmen of the Nominating and Corporate Governance, Audit and Compensation Committees. M. C. Henderson, Chairman of the Nominating and Corporate Governance Committee, will serve as presiding director during 2005. The presiding director will be responsible for reporting to management any comments or concerns discussed at those sessions.

The Audit Committee seeks to facilitate disclosure regarding accounting and auditing matters, become alert to potential problems relating to accounting or auditing matters before they have serious consequences, and encourage proper individual conduct. Accordingly, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

According to our policies, individuals should promptly submit complaints or concerns regarding accounting, internal accounting controls or auditing matters by means of a toll-free telephone call or electronic submission that are available on our web site. Our employees also have the option of submitting complaints or concerns on a confidential basis to an independent third party by means of a toll-free telephone call or electronic submission that has been made available to the Company's employees and is also available on our web site. Concerns and complaints are investigated by the General Counsel, or, if requested, delivered directly to the Chair of the Audit Committee who will determine whether an investigation will be conducted by the General Counsel or by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors performs the functions described above. In addition to performing its other functions, the Audit Committee selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

During fiscal year 2004, the Committee:

•	Reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61;

•	Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and discussed with the independent registered public accounting firm its independence;

•	Approved fees paid to the independent registered public accounting firm in 2004; and

•	Based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2004 for filing with the Securities and Exchange Commission.

M. A. Dow, Chairman
J. R. Kretchmer
M. C. Henderson
R. A. Kirchner

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the Committee) determines the compensation of Longview Fibre Company's executive officers and oversees the administration of executive compensation programs. The Committee is comprised entirely of independent directors and is advised by an independent consultant retained by the Committee.

The Committee reviews the Company's executive compensation policies with respect to the relationship between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs, establishes and recommends to the Board of Directors for its approval, in consultation with the Company's Chief Executive Officer, executive officer compensation and establishes the Chief Executive Officer's compensation. The Committee also determines what changes, if any, are appropriate in the compensation programs of the Company.

Executive Compensation Policies and Programs

Longview Fibre Company's executive compensation programs are designed to attract, retain and motivate highly qualified executives in order to achieve Company goals and maximize long-term shareholder returns.

For fiscal 2004 and prior years, the Company's executive compensation programs have not included any form of short-term or long-term incentive compensation. Other than certain fringe benefits, the Company's executive officers' compensation for fiscal 2004 consisted of base salaries only.

All of the Company's executive officers received an annual general salary increase for fiscal 2004. The Company believes this practice is appropriate to maintain base compensation that is competitive with our labor markets. The Committee compared salary ranges for executive officers to those of comparable executives at a peer group of companies consisting of companies within the forest products industry, and generally intended the amount of the general increases in executive officer salaries to approximate increases in the cost of living.

The general annual salary increases for fiscal 2004 were supplemented by merit increases for sustained superior performance when appropriate. The Committee evaluates merit increases on a case-by-case basis, and it is unusual for an executive officer to receive a merit increase each year. The key factors considered by the Committee when making decisions on merit increases are the Committee's subjective evaluation of the executive officer's contributions, including the executive officer's contributions to corporate operating results, segment operating results, productivity improvements, quality improvements and product and market niche development.

In determining executive officer compensation for 2005, the Committee has evaluated the relationship of executive officer base salaries as compared to executive officer salaries at a new peer group of companies, which includes forest products companies and other companies that are similar to the Company in terms of size, scope and sales, and also evaluated each executive officer's total compensation package and its individual elements, utilizing quantitative and qualitative indicators of corporate and individual performance. Quantitative factors include, among others, EBITDA targets, debt reduction, safety and any individual quantitative goals. Qualitative factors include achievement of pre-established performance goals relative to the Company's business objectives and strategic initiatives, as well as assessments of individual performance.

In addition, the Committee has reexamined the utility of short-term incentive compensation as a tool to compensate and motivate the Company's executive officers to achieve annual goals that contribute to maximizing long-term shareholder returns, and recommended to the Board of Directors adoption of a short-term incentive program for fiscal 2005 that will award cash bonuses to executives upon achieving annual business and financial goals and realizing other individual performance objectives. The Committee plans to evaluate the effectiveness of this program and consider implementing a long-term equity incentive program that will further relate each executive officer's compensation directly to the Company's performance and stock ownership guidelines to increase alignment between management and stockholder interests.

Under section 162(m) of the Internal Revenue Code, the available federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and for other most highly compensated officers of publicly held companies is limited to $1,000,000 per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by the Company for fiscal 2004 exceeded the $1,000,000 limitation. The Company intends, to the extent practicable, to preserve deductibility under section 162(m) of compensation paid to its executive officers while maintaining executive compensation programs that effectively attract and retain highly qualified executives and maximize long-term shareholder returns.

Establishing Executive Compensation

For fiscal 2004 the Company established salary ranges for executive officers in relation to each officer's responsibility, the skills required for the position and the overall importance of the executive to the Company. The Committee also compared its salary ranges for executive officers to those of comparable executives at a peer group of companies consisting of companies within the forest products industry. Salaries for newly promoted executive officers are generally set at the low end of the salary range for each position and increased through the appropriate salary range as their individual competence grows. The Committee consulted with the Company's Chief Executive Officer to establish, and recommended to the Board of Directors for its approval, executive officer salaries for fiscal 2004.

In establishing executive officer salaries for fiscal 2005, the Committee evaluated executive officer base salaries as compared to executive officer salaries at a new peer group of companies, which includes some of the forest products companies included within the peer group used for 2004, but which also includes other companies that are similar to the Company in terms of size, scope and sales. In addition, for fiscal 2005, a portion of each executive officer's total compensation will be dependent upon achieving business and financial goals and realizing other individual performance objectives under the short-term incentive program. Business and financial goals for executive officers are set by the Committee in consultation with the Chief Executive Officer. Individual performance goals for executive officers are set by the Chief Executive Officer.

Chief Executive Officer Compensation

For fiscal year 2004, the Committee established and approved the Chief Executive Officer's compensation, which was comprised of a base salary determined by the Committee. In setting the Chief Executive Officer's salary, the Committee evaluated the same factors that it considered in establishing the salary levels for the other executive officers and also considered progress achieved toward debt reduction and profitability goals. In addition, the Committee reviewed the compensation for chief executive officers at a peer group of companies consisting of companies within the forest products industry. Our Chief Executive Officer did not receive separate compensation for serving as Chairman of the Board.

In establishing the Chief Executive Officer's salary for fiscal 2005, the Committee evaluated the Chief Executive Officer's base salary as compared to chief executive officer salaries at a new peer group of companies, which includes some of the forest products companies included within the peer group used for 2004, but which also includes other companies that are similar to the Company in terms of size, scope and sales, and also considered progress achieved toward debt reduction and profitability goals. The Committee has established a short-term incentive bonus for the Chief Executive Officer as part of the short-term incentive plan being implemented for fiscal 2005. Our Chief Executive Officer will not receive separate compensation for serving as Chairman of the Board in fiscal 2005.

J. R. Kretchmer, Chairman
M. C. Henderson
R. A. Kirchner

EXECUTIVE COMPENSATION

Summary Compensation Table

Compensation paid by the Company during fiscal years 2004, 2003 and 2002 for the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") is set out in the following table:

		Annual
		Compensation
			All Other
Name and Principal Position	Year	Salary(1)	Compensation(2)
R. H. Wollenberg	2004	$319,500	$9,188
President, Chief Executive Officer	2003	$308,000	$8,880
and Chairman of the Board	2002	$252,000	$8,371

R. J. Parker	2004	$199,900	$8,996
Senior Vice President-Production	2003	$194,000	$8,693
and Mill Manager	2002	$189,000	$9,926

R. B. Arkell(3)	2004	$199,400	$8,973
Senior Vice President-Industrial	2003	$193,400	$8,670
Relations and General Counsel	2002	$188,400	$8,296

L. J. McLaughlin	2004	$184,500	$8,303
Senior Vice President-Finance,	2003	$178,000	$8,010
Secretary and Treasurer	2002	$168,000	$7,560

K. D. Gettman(4)	2004	$165,400	$7,443
Senior Vice President-	2003	$151,000	$6,795
Container Group	2002	$144,000	$6,480

(1)	Includes salary deferred under the Longview Fibre Company Salaried 401(k) Savings Plan; excludes retirement benefits paid pursuant to the Company's Pension Plan.
(2)	Includes Company contributions to savings plans in the following amounts for 2004: R. H. Wollenberg $9,188; R. J. Parker, $8,996; R. B. Arkell, $8,973; L. J. McLaughlin, $8,303; and K. D. Gettman, $7,443.
(3)	Compensation included in this table excludes the value of an airline club membership. The annual value of this benefit is less than the minimum amount specified for inclusion in the table.
(4)	Compensation included in this table excludes the value of a Company vehicle, airfare for spouse, and amounts paid for country club and airline club memberships. The total annual value of these benefits is less than the minimum amount specified for inclusion in the table.

Pension Plan Table

The Company has a Pension Plan for its salaried and nonunion employees, including officers, that provides fixed benefits, computed on an actuarial basis, at retirement using a formula based on salary (cash remuneration), years of service and attained age at retirement. The Company anticipates that it will make no contribution for the Plan Year ending December 31, 2004.

The following table sets forth estimated annual benefits payable under the Pension Plan upon normal retirement at age 65 to persons in specified remuneration (ending compensation) and years-of-service classifications indicated.

	Years of Service

Remuneration	15	20	25	30	35	40	45

$125,000	$26,708	$35,610	$44,513	$53,415	$62,318	$71,220	$80,123
150,000	32,708	43,610	54,513	65,415	76,318	87,220	98,123
175,000	38,708	51,610	64,513	77,415	90,318	103,220	116,123
200,000	44,708	59,610	74,513	89,415	104,318	119,220	134,123
225,000	50,708	67,610	84,513	101,415	118,318	135,220	152,123
250,000	56,708	75,610	94,513	113,415	132,318	151,220	165,000
300,000	68,708	91,610	114,513	137,415	160,318	165,000	165,000
400,000	92,708	123,610	154,513	165,000	165,000	165,000	165,000
450,000	104,708	139,610	165,000	165,000	165,000	165,000	165,000
500,000	116,708	155,610	165,000	165,000	165,000	165,000	165,000

The participants' remuneration (ending compensation) covered by the Plan is one-fifth of the sum of the highest five calendar years of compensation out of the last ten years of service preceding retirement. The data in the table above was computed using 1.1% ending compensation times years of service, plus 0.5% ending compensation in excess of covered compensation, times the years of service (the covered compensation figure for 2004 is $43,900). However, retiring employees may receive, if greater than the above computation, annual benefits based on 1.1% of their ending compensation multiplied by the number of years of service. The annual benefits shown above reflect the benefit limit established by Internal Revenue Code Section 415. The annual benefit limit for 2004 is $165,000. The benefits payable are "single-life annuity" amounts and are not subject to offset for Social Security.

Compensation used in determining a participant's ending compensation consists of the employee's regular salary including any amounts deferred at the election of the employee and contributed to the Longview Fibre Company Salaried 401(k) Savings Plan and elective contributions made on behalf of an employee that are not included in gross income under Section 125. However, such compensation is limited by Internal Revenue Code Section 401(a)(17). The annual compensation limit for 2004 is $205,000, and this is the amount used for determining benefits of the Named Executive Officers.

The credited years of service for each of the Named Executive Officers are as follows:  R. H. Wollenberg - 16.2 years; R. J. Parker - 32.5 years; R. B. Arkell - 34.0 years; L. J. McLaughlin - 27.0 years; and K. D. Gettman - 37.0 years.

In addition to the benefits described above, on January 1, 2001 supplemental Cash Balance Accounts were established for participants. The amount of the benefit credited to each participant's Cash Balance Account was $1,100 per year of service. This was a one-time event except for participants with less than five years of service, who may receive a subsequent benefit credit upon completing five years of service. The Cash Balance Accounts earn interest based upon the yield rate on 10-Year United States Treasury Constant Maturities. The balance in the Cash Balance Account generally will be paid at the same time as the participant's regular retirement allowance under the plan, in a lump sum payment or as an annuity. The Named Executive Officers with Cash Balance Accounts are R. H. Wollenberg, $14,428; R. J. Parker, $36,726; R. B. Arkell, $38,038; L. J. McLaughlin, $30,168; and K. D. Gettman, $41,973.

R. B. Arkell began receiving retirement benefits in February 1996. His retirement benefit is $43,046 per year.

Executive Employment Contracts

Since January 1, 1989, the Company has entered into termination protection agreements (the "Contracts") with certain executive officers and employees of the Company (the "Employee" or "Employees") whose yearly compensation exceeded $75,000 (presently a total of 6); additional contracts may be entered into with employees whose yearly compensation exceeds $100,000. The Contracts are designed to induce the Employees to remain in the employ of the Company and any successor by assuring benefits for three years following certain changes in control of the Company, if an Employee is terminated Without Cause or resigns for Good Reason. (As defined in the Contracts, "Cause" refers to an Employee's failure to perform duties after notice or willful misconduct; "Good Reason" relates to certain changes in an Employee's responsibilities, salary or job location; and "Without Cause" means termination of employment that is not for Cause or for disability.)

If an Employee is terminated by the Company Without Cause or if the Employee terminates employment for Good Reason and gives written notice to the Company, the Employee shall be entitled to the following benefits: (i) the lesser of the compensation which would have been payable had the Employee continued his or her employment throughout the three-year period of the Contract or three times the Employee's average annual income for services rendered to the Company for the five calendar years preceding the commencement of the Contract; (ii) all legal fees and expenses incurred by the Employee as a result of such termination of employment; (iii) all life insurance, medical, health, dental, accident and disability plans in which the Employee was entitled to participate immediately prior to the termination date shall be maintained in full force and effect until the earlier of the end of the three-year contract period or the Employee's commencement of full-time employment with a new employer; and (iv) a portion of the benefits the Employee would have been entitled to receive under the Employee's pension plan of the Company, determined as though he or she were vested and on the assumption that he or she remained an Employee of the Company until the earlier of the end of the Contract period or his or her death. The Contracts specify that the foregoing benefits shall be reduced to the extent of any compensation that the Employee receives from another source for services rendered during the remainder of the Contract period.

Performance Graph

This graph is not indicative of future performance of the Company's Common Stock.

SECTION 16(a)
BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended, all such Forms were filed on a timely basis.

SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors selected PricewaterhouseCoopers LLP in 1961 as the auditors of the Company for that year and they have been the Company's auditors for all succeeding fiscal years. The Audit Committee appointed PricewaterhouseCoopers LLP to continue as the Company's Independent Registered Public Accounting Firm for fiscal year 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

ANNUAL REPORT

The Company's Annual Report to Shareholders for the fiscal year ended October 31, 2004, is transmitted herewith.

The Company will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of Common Stock of the Company, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary of the Company at the address set forth in the Notice of Annual Meeting immediately preceding this Proxy Statement.

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the meeting. The Bylaws of the Company require that advance notice of proposed business at an annual meeting must be submitted in writing and received by the Secretary of the Company not later than 90 days in advance of such meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

SHAREHOLDER PROPOSALS
FOR THE 2006
ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at the 2006 annual meeting of shareholders must be received at the Company's executive offices by October 7, 2005, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. The Bylaws of the Company provide that advance notice of nominations for the election of directors or the proposal of business at an annual meeting must be submitted in writing and received by the Secretary not later than 90 days in advance of such meeting to be properly brought before such meeting. If the Company receives proper notice of a shareholder proposal and such notice is not received within a reasonable time prior to mailing by the Company of its proxy materials for its 2006 annual meeting of shareholders, the Company believes that its proxy holders will be allowed to use the discretionary authority granted by the proxy to vote on the proposal at the meeting without including in the proxy statement relating to such meeting the disclosure regarding the proposal or how the Company intends to vote.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by directors, officers and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services.

The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

HOUSEHOLDING

The Company delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying the Company in writing no later than 30 days prior to the mailing of the proxy materials each year at the following address: P.O. Box 639, Longview, Washington 98632-7411, Attention: L. J. McLaughlin.

By Order of the Board of Directors

L. J. McLaughlin
Senior Vice President-Finance,
Secretary and Treasurer

Longview, Washington
February 4, 2005

PROXY
LONGVIEW FIBRE COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard P. Wollenberg, Robert E. Wertheimer, David L. Bowden and Richard H. Wollenberg and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Longview Fibre Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at The Monticello Hotel, 1405 17th Avenue, Longview, Washington 98632 on March 15, 2005 at 10:00 a.m., local time, or any adjournments thereof. The undersigned directs that the proxy be voted as follows:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

LONGVIEW FIBRE COMPANY
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    [X]

1.	Election of Directors:
Class III Directors:              Lisa J. McLaughlin                                                       For                Withhold               For All
M. Alexis Dow, CPA                                        All                    All                     Except
Michael C. Henderson                                                 [     ]                         [     ]                            [     ]

INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:

__________________________________

2. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED ABOVE UNLESS OTHERWISE DIRECTED.

The undersigned hereby revokes any proxy or proxies previously given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Dated: __________________________

___________________________________________________________________________________

___________________________________________________________________________________
                                                                              Signature of Shareholder(s)

SIGNING INSTRUCTIONS (IMPORTANT) Please sign EXACTLY as name appears on this proxy. Persons signing in a representative capacity should give full title. If shares are registered in more than one name, ALL registered owners should sign.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT.

PLEASE DATE, SIGN AND RETURN PROMPTLY